Exhibit 4.40

Execution Version

COMMON STOCK PURCHASE AGREEMENT

by and between

SOVEREIGN HOLDINGS INC.

and

TOP SHIPS INC.

dated as of August 24, 2011

This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of August 24, 2011, by and between Sovereign Holdings Inc., a Marshall Islands corporation (the "Investor"), and Top Ships Inc., a Marshall Islands corporation (the "Company").

WHEREAS, the parties hereto desire that, upon the terms and subject to the conditions and limitations set forth herein, the Company may issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $10 million worth of shares of Common Stock (as defined below);

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)"), Regulation D ("Regulation D") and/or Regulation S ("Regulation S") of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder; and

WHEREAS, the Company desires to provide the Investor with certain registration rights, as further set forth in a registration rights agreement between the Company and the Investor dated the date hereof, substantially in the form of Exhibit A hereto (the "Registration Rights Agreement").

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

"Agreement" shall have the meaning assigned to such term in the introductory paragraph hereof.

"Closing" shall have the meaning assigned to such term in Section 2.02 hereof.

"Closing Date" shall have the meaning assigned to such term in Section 2.02 hereof.

"Commission" means the U.S. Securities and Exchange Commission.

"Commission Documents" means all reports, schedules, forms, statements and other documents required to be filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, including filings incorporated by reference therein.

"Commitment Period" means the period commencing on the date hereof and expiring on the earliest to occur of (i) the date on which the Investor shall have purchased Shares pursuant to this Agreement for an aggregate purchase price equal to the Maximum Commitment Amount, (ii) the date this Agreement is terminated pursuant to Article VIII hereof, and (iii) the date occurring twelve (12) months from the date hereof.

"Common Stock" means the common stock of the Company, par value $0.01 per share.

"Company" shall have the meaning assigned to such term in the introductory paragraph hereof.

"Company Indemnified Party" shall have the meaning assigned to such term in Section 9.01(b) hereof.

"Company Indemnity Payment" shall have the meaning assigned to such term in Section 9.01(a) hereof.

"Condition Satisfaction Date" shall have the meaning assigned to such term in the preamble to Article VII hereof.

"Conversion Price" shall have the meaning assigned to such term in Section 6.05 hereof.

"Convertible Security" shall have the meaning assigned to such term in Section 6.05 hereof.

"Damages" means any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and costs and reasonable expenses of expert witnesses and investigation).

"Draw Down" shall have the meaning assigned to such term in Section 3.01 hereof.

"Draw Down Amount" means the actual dollar amount of a Draw Down paid to the Company.

"Draw Down Notice" shall have the meaning assigned to such term in Section 3.01 hereof.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"FINRA" means the Financial Industry Regulatory Authority.

"Indemnified Party" shall have the meaning assigned to such term in Section 9.02 hereof.

"Indemnifying Party" shall have the meaning assigned to such term in Section 9.02 hereof.

"Investor" shall have the meaning assigned to such term in the introductory paragraph hereof.

"Investor Indemnified Party" shall have the meaning assigned to such term in Section 9.01(a) hereof.

"Investor Indemnity Payment" shall have the meaning assigned to such term in Section 9.01(b) hereof.

"Knowledge" means the knowledge, after reasonable inquiry, of the Executive Vice President and the Chief Financial Officer.

"Material Adverse Effect" means any effect that is not negated, corrected, cured or otherwise remedied within a reasonable period of time on the business, operations, properties or financial condition of the Company and its consolidated subsidiaries that is material and adverse to the Company and such subsidiaries, taken as a whole and/or any condition, circumstance or situation that would prohibit or otherwise interfere with the ability of the Company to perform any of its obligations under this Agreement or the Registration Rights Agreement in any material respect; provided, however, that none of the following shall constitute a "Material Adverse Effect": (i) the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets or the shipping industry; (ii) the effects of conditions or events that are reasonably expected to occur in the Company's ordinary course of business; (iii) any changes or effects resulting from the announcement or consummation of the transactions contemplated by this Agreement, including, without limitation, any changes or effects associated with any particular Draw Down; and (iv) changes in the market price of the Common Stock.

"Maximum Commitment Amount" means $10 million in aggregate Draw Down Amounts.

"Maximum Draw Down Amount" means $2.5 million.

"Person" means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

"Principal Market" means the New York Stock Exchange, Inc., the NYSE Amex Equities, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the over the counter bulletin board, whichever is at the relevant time the principal trading exchange or market for the Common Stock.

"Prohibited Transaction" shall have the meaning assigned to such term in Section 6.05 hereof.

"Registration Rights Agreement" shall have the meaning set forth in the recitals of this Agreement.

"Regulation D" shall have the meaning assigned to such term in the recitals of this Agreement.

"Regulation S" shall have the meaning assigned to such term in the recitals of this Agreement.

"Rule 144" means Rule 144 of the Securities Act, or any successor rule.

"Section 4(2)" shall have the meaning assigned to such term in the recitals of this Agreement.

"Securities Act" shall have the meaning assigned to such term in the recitals of this Agreement.

"Settlement Date" shall have the meaning assigned to such term in Section 3.04 hereof.

"Shares" means the shares of Common Stock of the Company that are and/or may be purchased hereunder.

"Third Party Claim" shall have the meaning assigned to such term in Section 9.02(b) hereof.

"Trading Day" means any day other than a Saturday or a Sunday on which the Common Stock are traded on the Principal Market, provided, however, that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading for any reason (i) for more than three (3) consecutive or non-consecutive hours, or (ii) during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

"VWAP" means the volume weighted average price (the aggregate sales price of all trades of Common Stock during each Trading Day divided by the total number of shares of Common Stock traded during such Trading Day) of the Common Stock during any Trading Day as reported by Bloomberg, L.P. using the AQR function.

ARTICLE II
PURCHASE AND SALE OF COMMON STOCK

Section 2.01  Purchase and Sale of Stock.  Upon the terms and subject to the conditions set forth in this Agreement, the Company shall to the extent it elects to make Draw Downs in accordance with Article III hereof, issue and sell to the Investor and the Investor shall purchase Common Stock from the Company for an aggregate (in Draw Down Amounts) of up to the Maximum Commitment Amount, consisting of purchases based on Draw Downs in accordance with Article III hereof.

Section 2.02  Closing. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, that number of the Shares to be issued in connection with each Draw Down.  The execution and delivery of this Agreement (the "Closing") shall take place at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 at 5:00 p.m. local time on August 24, 2011, or at such other time and place or on such date as the Investor and the Company may agree upon (the "Closing Date").  Each party hereto shall deliver at or prior to the Closing all documents, instruments and writings required to be delivered at the Closing by such party hereto pursuant to this Agreement.

Section 2.03   Registration Rights Agreement.  On the Closing Date, the Company and the Investor shall execute and deliver the Registration Rights Agreement to each other.

Section 2.04   Lock-Up Agreement.  On the Closing Date, the Investor shall execute and deliver to the Company a lock up agreement, substantially in the form of Exhibit B hereto.

ARTICLE III
DRAW DOWN TERMS

Subject to the satisfaction of the conditions hereinafter set forth in this Agreement, the parties agree as follows:

Section 3.01  Draw Down Notice.  During the Commitment Period, the Company may, in its sole discretion, issue a Draw Down Notice which shall specify the dollar amount in one or more multiples of $500,000 of Shares the Company elects to sell to the Investor (each such election, a "Draw Down") up to a Draw Down Amount equal to the Maximum Draw Down Amount, which Draw Down the Investor shall be obligated to accept.  The Company shall inform the Investor in writing by sending a duly completed Draw Down Notice in the form of Exhibit C hereto by hand delivery to the addresses set forth in Section 10.04 (or by e-mail to an address separately furnished to the Company), with a copy to the Investor's counsel, as to such Draw Down Amount (the "Draw Down Notice").  In no event shall any Draw Down Amount exceed the Maximum Draw Down Amount, nor shall the aggregate Draw Down Amounts exceed the Maximum Commitment Amount.  Each Draw Down Notice shall be accompanied by a certificate signed by the Chief Financial Officer or the Executive Vice President, dated as of the date of such Draw Down Notice, in the form of Exhibit D hereof.

Section 3.02  Number of Shares.  The number of Shares to be issued in connection with each Draw Down shall be equal to such Draw Down Amount divided by the following: the greater of (x) $0.45 and (y) the product of (i) the VWAP of the Common Stock during the previous twelve (12) Trading Days from the date of the Draw Down Notice and (ii) 0.35.  No fractional shares shall be issued; fractional shares shall be rounded up to the next higher whole number of Shares.

Section 3.03  Limitation on Draw Downs.  Unless the parties agree in writing otherwise, there shall be a minimum of ten (10) Trading Days between the issuance of Common Stock pursuant to one Draw Down Notice and the issuance of another Draw Down Notice.

Section 3.04  Settlement.  Each date on which settlement of the purchase and sale of Shares occurs hereunder being referred to as a "Settlement Date." The Settlement Date shall be determined by the Company, but shall not be less than three (3) Trading Days from the date of the Draw Down Notice.  The Investor shall provide the Company with delivery instructions for the Shares to be issued at each Settlement Date at least two Trading Days in advance of such Settlement Date.

Section 3.05  Delivery of Shares; Payment of Draw Down Amount.  On each Settlement Date, the Investor shall cause payment to be made to the Company's designated account by wire transfer of immediately available funds. Upon receipt of the funds or, at the Company's discretion, upon the receipt of a wire confirmation, the Company shall deliver the Shares purchased by the Investor to the Investor exclusively via book-entry through the Depository Trust Company, or any successor thereto, to an account designated by the Investor in the Investor's name.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Investor as of the date hereof and as of each Settlement Date:

Section 4.01  Incorporation, Good Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Except as set forth in the Commission Documents, the Company does not own more than fifty percent (50%) of the outstanding capital stock of or control any other business entity, other than any wholly owned subsidiary that is not "significant" within the meaning of Regulation S-X promulgated by the Commission.  The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.02  Authorization; Enforcement.  (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Agreement and to issue the Shares; (ii) the execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or shareholders is required; and (iii) each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application, (b) as limited by laws relating to the availability of specific performance, injunctive relief and other equitable remedies, and (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws, public policy and other equitable considerations.

Section 4.03  Issuance of Shares.  The Shares have been duly authorized by all necessary corporate action and, when issued and paid for in accordance with the terms of this Agreement, and subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the Shares shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and free and clear from all taxes, liens, pledges, security interests, claims, encumbrances and charges with respect to the issuance thereof imposed by or through the Company, and the Investor shall be entitled to all rights accorded to a holder of shares of Common Stock.

Section 4.04  No Conflicts.  The execution, delivery and performance of this Agreement, the Registration Rights Agreement and any other document or instrument contemplated hereby or thereby, by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (i) result in the violation of any provision of the Company's Second Amended and Restated Articles of Incorporation, as amended and in effect on the date hereof and as may be amended, and the Company's Amended and Restated Bylaws, as amended and in effect on the date hereof and as may be amended, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party that has not been waived, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Investor or by which any property or asset of the Investor are bound or affected, or (v) require any consent of any third party that has not been obtained pursuant to any material contract to which the Company is subject or to which any of its assets, operations or management may be subject.  The Company is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Registration Rights Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings that may be required to be made by the Company with FINRA/NASDAQ or state securities commissions subsequent to the Closing, and any registration statement filed with the Commission pursuant to the Registration Rights Agreement (including any amendment or supplement thereto)); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations, warranties and agreements of the Investor herein.

Section 4.05  Certain Fees.  Except as previously disclosed to the Investor, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any of its subsidiaries in respect of the transactions contemplated by this Agreement.

Section 4.06  Exemption from Registration; Valid Issuances.  Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Section 4(2), Regulation D, Regulation S and/or any other applicable federal and state securities laws, and the issuance of the Shares is and will be exempt from the registration requirements of the Securities Act.  Neither the sales of the Shares pursuant to, nor the Company's performance of its obligations under, this Agreement or the Registration Rights Agreement shall (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares or any of the assets of the Company, or (ii) entitle any Person to preemptive rights, rights of first refusal or other rights to subscribe to or acquire the shares of Common Stock or other securities of the Company.

Section 4.07  No General Solicitation or Advertising.  Neither the Company nor any of its affiliates nor any Person acting on its or their behalf (i) has conducted any general solicitation (as that term is used in Rule 502(c) of the Securities Act) or general advertising with respect to the Shares or (ii) has made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the Securities Act.

Section 4.08  No Integrated Offering.  Neither the Company, nor any Person acting on its behalf, nor, to the Company's Knowledge, any of its affiliates has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement and employee benefit plans, under circumstances that would require registration under the Securities Act of shares of the Common Stock issuable hereunder with any other offers or sales of securities of the Company.

Section 4.09  Acknowledgment Regarding Investor's Purchase of Shares.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm's length investor with respect to this Agreement and the transactions contemplated hereunder.  The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor's purchase of the Shares.

Section 4.10  Directed Selling Efforts.  The Company, any Person acting on its behalf and, to the Company's Knowledge, its affiliates, have not engaged nor will it or they engage in any "directed selling efforts" of the Shares as such term is defined in Rule 902 of the Securities Act.

Section 4.11  Dilution.  The Company is aware and acknowledges that issuances of shares of the Common Stock could cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Common Stock.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

The Investor hereby makes the following representations, warranties and covenants to the Company:

Section 5.01  Incorporation and Standing of the Investor.  The Investor is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands.

Section 5.02  Authorization and Power.  The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Agreement and to purchase the Shares in accordance with the terms hereof.  The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Investor and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Investor, its Board of Directors or shareholders is required.  Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief and other equitable remedies, and (iii) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws, public policy and other equitable considerations.

Section 5.03  No Conflicts.  The execution, delivery and performance of this Agreement, the Registration Rights Agreement and any other document or instrument contemplated hereby, by the Investor and the consummation of the transactions contemplated hereby thereby do not (i) violate any provision of the Investor's articles of incorporation or bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party, or (iii) require the consent of any third party that has not been obtained pursuant to any material contract to which Investor is subject or to which any of its assets, operations or management may be subject.

Section 5.04  Financial Capability.  The Investor has the financial capability to perform all of its obligations under this Agreement, including the capability to purchase the Shares in accordance with the terms hereof.  The Investor has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock.  The Investor is an "accredited investor" as defined in Regulation D.  The Investor is a "sophisticated investor" as described in Rule 506(b)(2)(ii) of the Securities Act.  The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

Section 5.05  Information.  The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares that have been requested by the Investor.  The Investor has reviewed or received copies of the Commission Documents.  The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

Section 5.06  Manner of Sale.  At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

Section 5.07  Compliance with Securities Laws.  The Investor understands that the Shares being offered and sold to the Investor pursuant hereto are not being registered under the Securities Act and the Shares may not be offered for sale, sold or transferred unless pursuant to a registration statement, or in compliance with an exemption from the registration requirements of the Securities Act.

Section 5.08  Investment Intent.  The Investor is acquiring the Common Stock for investment purposes only, has no agreement, arrangement or understanding with any Person to participate in the subsequent distribution of the Common Stock and is not acquiring the Common Stock on behalf of any U.S. person (as defined in Regulation S), or in connection with a transaction or series of transactions that contemplates the resale of such securities to a purchaser in the United States.

Section 5.09  Restricted Period.  The Investor acknowledges that all offers and sales of the Common Stock acquired pursuant to this Agreement may be subject to restricted periods specified Regulation S, and such Common Stock may be certificated and contain legends relating to restrictions on transfer and resale.

Section 5.10   Offshore Transaction.  The investor is outside the United States as of the date of the execution and delivery of this Agreement.

ARTICLE VI
COVENANTS OF THE COMPANY

The Company covenants with the Investor as follows, which covenants are for the benefit of the Investor and its permitted assignees:

Section 6.01  Securities Compliance.  The Company shall notify the Commission and the Principal Market, if and as applicable, in accordance with their respective rules and regulations, of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares pursuant hereto.

Section 6.02  Reservation of Common Stock.  As of the date hereof, the Company has available and the Company shall reserve and keep available at all times, free of preemptive rights and other similar contractual rights of shareholders, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Shares in connection with all Draw Downs contemplated hereunder.  The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered hereunder.

Section 6.03  Compliance with Laws.  The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, the noncompliance of which could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, neither the Company nor any of its officers, directors or affiliates will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which would in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company, in each case in contravention of applicable laws, rules, regulations or orders.

Section 6.04  Other Financing.  Nothing in this Agreement shall be construed to restrict the right of the Company to offer, sell and/or issue securities of any kind whatsoever, provided such transaction is not a Prohibited Transaction.  Without limiting the generality of the preceding sentence, the Company may, without the prior written consent of the Investor, (i) establish stock option or other equity incentive or award plans or agreements (for directors, employees, consultants and/or advisors), and issue securities thereunder, and amend such plans or agreements, including increasing the number of shares available thereunder, (ii) issue equity securities to finance, or otherwise in connection with, the acquisition, license or sale of one or more other companies, equipment, assets, technologies or lines of business, (iii) issue shares of Common Stock and/or preferred stock in connection with the Company's option, equity incentive or award plans, stock purchase plans, rights plans, warrants or options, (iv) issue shares of Common Stock and/or preferred stock in connection with the acquisition, license or sale of products, licenses, equipment or other assets and strategic partnerships or joint ventures; (v) issue shares of Common Stock and/or preferred stock to consultants and/or advisors as consideration for services rendered or to be rendered, (vi) issue and sell equity or debt securities in a public offering, (vii) issue and sell any equity or debt securities in a private placement (other than in connection with any Prohibited Transaction), (viii) issue equity securities to equipment lessors, equipment vendors, banks or similar lending institutions in connection with leases or loans, or in connection with strategic commercial or licensing transactions, (ix) issue securities in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company, and (x) issue shares of Common Stock to the Investor under any other agreement entered into between the Investor and the Company.

Section 6.05  Prohibited Transactions.  During the term of this Agreement, the Company shall not enter into any Prohibited Transaction without the prior written consent of the Investor, which consent may be withheld at the sole discretion of the Investor.  For the purposes of this Agreement, the term "Prohibited Transaction" shall refer to the issuance by the Company of any "future priced securities," which shall mean the issuance of shares of Common Stock or securities of any type whatsoever that are, or may become, convertible or exchangeable into shares of Common Stock where the purchase, conversion or exchange price for such Common Stock is determined using any floating discount or other post-issuance adjustable discount to the market price of Common Stock, including, without limitation, pursuant to any equity line or other financing that is similar to the financing provided for under this Agreement; provided that any future issuance by the Company of a convertible security (including warrants, "Convertible Security") that contains provisions that adjust the conversion or exercise price of such Convertible Security ("Conversion Price") solely in the event of stock splits, dividends, distributions, reclassifications of the Company's Common Stock, whether by merger, consolidation, sale of assets or reorganization, or similar events shall not be a Prohibited Transaction for purposes of this Section 6.06 so long as such Convertible Security does not contain a provision that adjusts the Conversion Price as a result of any issuances of new securities after the issue date of the Convertible Security at a price below the then effective Conversion Price of the Convertible Security, or as a result of any decline in the market price of the Common Stock after the issue date of the Convertible Security, other than a decline resulting directly from stock splits, dividends, distributions or similar events including, without limitation, the type of conversion price adjustments customarily found in a firm commitment Rule 144A offering to qualified institutional buyers shall not be a Prohibited Transaction for purposes of this Section 6.06.

Section 6.06  Corporate Existence.  The Company shall take all steps necessary to preserve and continue the corporate existence of the Company; provided, however, that nothing in this Agreement shall be deemed to prohibit the Company from engaging in any merger or sale with another Person.

ARTICLE VII
CONDITIONS TO THE OBLIGATION OF THE INVESTOR
TO ACCEPT A DRAW DOWN

The obligation of the Investor hereunder to accept a Draw Down Notice and to acquire and pay for the Shares in accordance therewith is subject to the satisfaction or waiver, at each Condition Satisfaction Date, of each of the conditions set forth below.  Other than those conditions set forth in Section 7.10 which are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion, the conditions are for the Investor's sole benefit and may be waived by the Investor at any time in its sole discretion.  As used in this Agreement, the term "Condition Satisfaction Date" shall mean, with respect to each Draw Down, the date on which the applicable Draw Down Notice is delivered to the Investor and each Settlement Date in respect of the applicable Draw Down Notice.

Section 7.01  Accuracy of the Company's Representations and Warranties.  Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made as though made at that time, except for representations and warranties that are expressly made as of a particular date.

Section 7.02  Performance by the Company.  The Company shall have, in all material respects, performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company.

Section 7.03  Compliance with Law.  The Company shall have complied in all respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and shall have obtained all applicable permits and qualifications, or obtained exemptions therefrom.

Section 7.04  No Suspension.  Trading in the Company's Common Stock shall not have been suspended by the Commission, the Principal Market or FINRA and trading in securities generally as reported on the Principal Market shall not have been suspended or limited.

Section 7.05   No Injunction.  No statute, rule, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, endorsed or, to the Knowledge of the Company, threatened by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by this Agreement or the Registration Rights Agreement.

Section 7.06   No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no inquiry or investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to enjoin, prevent or change the transactions contemplated by this Agreement or the Registration Rights Agreement, or seeking damages in connection with such transactions.

Section 7.07   Sufficient Shares.  The Company shall have sufficient authorized but unissued Shares, calculated using the closing trade price of the Common Stock as of the Trading Day immediately preceding such Draw Down Notice to issue and sell such Shares in accordance with such Draw Down Notice.

Section 7.08   Registration Rights Agreement.  The Registration Rights Agreement shall have been duly executed and delivered, and the Company shall not be in default in any material respect under any of the provisions of the Registration Rights Agreement.

Section 7.09   No Material Adverse Change.  Since the date of this Agreement, no event or series of events has or have occurred that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 7.10   Accuracy of Investor's Representation and Warranties.  Each of the representations and warranties of the Investor shall be true and correct in all material respects as of the date when made as though made at that time, except for representations and warranties that are expressly made as of a particular date.

ARTICLE VIII
TERMINATION

Section 8.01   Term.  Unless otherwise terminated in accordance with Section 8.02 below, this Agreement shall terminate upon the expiration of the Commitment Period.

Section 8.02   Other Termination.

(a)     The Investor may terminate this Agreement upon (x) one (1) business day's notice if the Company enters into any Prohibited Transaction as set forth in Section 6.06 without the Investor's prior written consent, or (y) one (1) business day's notice if the Investor provides written notice of a Material Adverse Effect to the Company, and such Material Adverse Effect continues for a period of ten (10) Trading Days after the receipt by the Company of such notice.

(b)     The Company may terminate this Agreement upon one (1) business day's notice; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.02(b) during the period when Shares have not been delivered to the Investor after the Company has issued to the Investor a Draw Down Notice.

(c)      Each of the parties hereto may terminate this Agreement upon one (1) day's notice if the other party hereto has breached a material representation, warranty or covenant to this Agreement and such breach is not remedied within ten (10) Trading Days after notice of such breach is delivered to the breaching party.

Section 8.03  Effect of Termination.  In the event of termination by the Company or the Investor, written notice thereof shall forthwith be given to the other party hereto and the transactions contemplated by this Agreement shall be terminated without further action by either party hereto.  If this Agreement is terminated as provided in Section 8.01 or 8.02 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 10.13.  Nothing in this Section 8.03 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement occurring prior to such termination, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement arising prior to such termination.

Section 8.04  Acts Within Investor's Control.  No termination, cause of action, claim or right of the Investor shall arise under this Agreement to the extent resulting from a breach of a representation, warranty or covenant caused by an act or omission of or within the control of the Investor or a beneficial owner of the Investor.

ARTICLE IX
INDEMNIFICATION

Section 9.01   Indemnification.

(a)      Except as otherwise provided in this Article IX, unless disputed as set forth in Section 9.02, the Company agrees to indemnify, defend and hold harmless the Investor and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "Investor Indemnified Party"), to the fullest extent permitted by law from and against any and all Damages directly resulting from or directly arising out of:

(i)
any breach of any representation or warranty, covenant or agreement by the Company in this Agreement or the Registration Rights Agreement; provided, however, that the Company shall not be liable under this Article IX to an Investor Indemnified Party to the extent that such Damages resulted or arose from the breach by the Investor of any representation, warranty, covenant or agreement of the Investor contained in this Agreement or the Registration Rights Agreement or the negligence, recklessness, willful misconduct or bad faith of an Investor Indemnified Party; and

(ii)
any claims by Persons not a party to this Agreement relating to the Investor's entry into any one or more of this Agreement and the Registration Rights Agreement, and the transactions contemplated hereby and thereby so long as such claims do not constitute, nor are as a result from or arise out of, a breach by the Investor of any representation, warranty, covenant or agreement of the Investor contained in this Agreement or the Registration Rights Agreement or the negligence, recklessness, willful misconduct or bad faith of an Investor Indemnified Party.

The parties intend that any Damages subject to indemnification pursuant to this Article IX will be secondary and net of insurance proceeds (which the Investor Indemnified Party agrees to use commercially reasonable efforts to recover).  Accordingly, the amount which the Company is required to pay to any Investor Indemnified Party hereunder (a "Company Indemnity Payment") will be reduced by any insurance proceeds actually recovered by or on behalf of any Investor Indemnified Party in reduction of the related Damages.  In addition, if an Investor Indemnified Party receives a Company Indemnity Payment required by this Article IX in respect of any Damages and subsequently receives any such insurance proceeds, then the Investor Indemnified Party will pay to the Company an amount equal to the Company Indemnity Payment received less the amount of the Company Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Company Indemnity Payment was made.

(b)      Except as otherwise provided in this Article IX, unless disputed as set forth in Section 9.02, the Investor agrees to indemnify, defend and hold harmless the Company and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a "Company Indemnified Party"), to the fullest extent permitted by law from and against any and all Damages directly resulting from or directly arising out of any breach of any representation or warranty, covenant or agreement by the Investor in this Agreement or the Registration Rights Agreement; provided, however, that the Investor shall not be liable under this Article IX to a Company Indemnified Party to the extent that such Damages resulted or arose from the breach by the Company (except for any breach caused by any act or omission of any beneficial owner of the Investor) of any representation, warranty, covenant or agreement of the Company contained in this Agreement or the Registration Rights Agreement or the negligence, recklessness, willful misconduct or bad faith of a Company Indemnified Party; and provided, further, however, that the liability of the Investor under this Article IX shall not be in an amount greater than the aggregate amount of all Draw Down Amounts paid to the Company.  The parties intend that any Damages subject to indemnification pursuant to this Article IX will be secondary and net of insurance proceeds (which the Company agrees to use commercially reasonable efforts to recover).  Accordingly, the amount which the Investor is required to pay to any Company Indemnified Party hereunder (an "Investor Indemnity Payment") will be reduced by any insurance proceeds theretofore actually recovered by or on behalf of any Company Indemnified Party in reduction of the related Damages.  In addition, if a Company Indemnified Party receives an Investor Indemnity Payment required by this Article IX in respect of any Damages and subsequently receives any such insurance proceeds, then the Company Indemnified Party will pay to the Investor an amount equal to the Investor Indemnity Payment received less the amount of the Investor Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Investor Indemnity Payment was made.

Section 9.02  Notification of Claims for Indemnification.  Each party entitled to indemnification under this Article IX (an "Indemnified Party") shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party in respect of which indemnity may be sought from the party obligated to indemnify such Indemnified Party under this Article IX (the "Indemnifying Party"), notify the Indemnifying Party in writing of the commencement thereof.  Any such notice shall describe the claim in reasonable detail.  The failure of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (i) other than pursuant to this Article IX or (ii) under this Article IX unless, and only to the extent that, such failure results in the Indemnifying Party's forfeiture of substantive rights or defenses or the Indemnifying Party is prejudiced by such delay.  The procedures listed below shall govern the procedures for the handling of indemnification claims.

(a)       Any claim for indemnification for Damages that do not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment as set forth in Section 9.01.  If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as specified in this Agreement.

(b)       If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person not a party to this Agreement of any threatened legal action or claim (collectively a "Third Party Claim"), with respect to which an Indemnifying Party may be obligated to provide indemnification, the Indemnified Party shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third Party Claim.

(c)        An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise) at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim.  Within thirty (30) days after the receipt of notice from an Indemnified Party (or sooner if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as specified in this Agreement.  In case any such Third Party Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense.  Notwithstanding the foregoing, in any Third Party Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more significant defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in such circumstances the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for such reasonable fees and expenses of such counsel incurred in any such Third Party Claim, as such expenses are incurred, provided that the Indemnified Parties agree to repay such amounts if it is ultimately determined that the Indemnifying Party was not obligated to provide indemnification under this Article IX.  The Indemnifying Party agrees that it shall not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim.  The Indemnifying Party shall not be liable for any settlement of any claim effected against an Indemnified Party without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article IX shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

ARTICLE X
MISCELLANEOUS

Section 10.01  Fees and Expenses.

(a)     Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company shall be solely responsible for (i) all reasonable attorneys fees and legal expenses incurred by the Investor in connection with the preparation, negotiation, execution and delivery of this Agreement and the Registration Rights Agreement, and in connection with any amendments, modifications or waivers of this Agreement and the Registration Rights Agreement, (ii) reasonable due diligence expenses, if any, incurred by the Investor during the term of this Agreement, and (iii) all sales, transfer, stamp or other similar taxes and duties, if any, levied in connection with issuance of the Shares (and the Company shall, at its own expense, file all necessary tax returns and other documentation with respect to all such sales, transfer, stamp and other similar taxes and duties); provided, however, that in each of the above instances the Investor shall provide customary supporting invoices or similar documentation in reasonable detail describing such expenses (however, the Investor shall not be obligated to provide detailed time sheets).

(b)     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Registration Rights Agreement, the prevailing party shall be entitled to reasonable fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 10.02  Reporting Entity for the Common Stock.  The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P.  or any successor thereto.  The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 10.03  Brokerage.  Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party hereto.  The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any Persons claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 10.04  Notices.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram or facsimile, addressed as set forth below or to such other address as such party hereto shall have specified most recently by written notice given in accordance herewith, in each case with a copy to an e-mail address separately provided to each other party hereto.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:

Top Ships Inc.
Attention: Chief Financial Officer
1, Vassilissis Sofias Str.  & Meg.
Alexandrou Str.
151 24, Maroussi
Greece
Facsimile: +30 210 614 1273

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP
Attention: Gary J. Wolfe, Esq. and Robert Lustrin, Esq.
One Battery Park Plaza
New York, NY 10004
Facsimile: +1-212-480-8421

If to the Investor:

Sovereign Holdings Inc.
Attention: Evangelos J. Pistiolis
1, Vassilissis Sofias Str.  & Meg.
Alexandrou Str.
151 24, Maroussi
Greece
Facsimile: +30 210 802 0364

with a copy (which shall not constitute notice) to:

Watson, Farley & Williams (New York) LLP
Attention: Antonios C.  Backos, Esq.
1133 Avenue of the Americas, 11th floor
New York, NY 10036
Facsimile: +1-212-922-1512

Either party hereto may from time to time change its address for notices under this Section 10.04 by giving at least ten (10) days' prior written notice of such changed address to the other party hereto.

Section 10.05  Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and permitted transferees; provided, that neither of the parties hereto may assign any of its obligations hereunder without the prior written consent of the other party hereto.

Section 10.06   Amendment; No Waiver.  No party hereto shall be liable or bound to any other party hereto in any manner by any warranties, representations, agreements or covenants except as specifically set forth in this Agreement and the Registration Rights Agreement.  Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto.  The failure of either party hereto to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights provided under this Agreement, nor estop the parties hereto from thereafter demanding full and complete compliance nor prevent the parties hereto from exercising such a right or remedy in the future.

Section 10.07   Entire Agreement.  This Agreement and the Registration Rights Agreement set forth the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties hereto, both oral and written, relating to the subject matter hereof.

Section 10.08   Severability.  Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement; provided that, if the severance of such provision materially changes the economic benefits of this Agreement to either party hereto as such benefits are anticipated as of the date hereof, then such party may terminate this Agreement on five (5) business days' prior written notice to the other party hereto.

Section 10.09  Headings.  The headings and subheadings used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 10.10  Counterparts.  This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties hereto and shall be deemed to be an original instrument, and all of which together shall constitute one and the same instrument.  All such counterparts may be delivered between the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.

Section 10.11   Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 10.12   Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

(a)     The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that either party hereto shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party hereto and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which either party hereto may be entitled by law or equity.

(b)    Each of the Company and the Investor (i) hereby irrevocably submits to the jurisdiction of the U.S. District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 10.12 shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereto hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any party hereto or beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Agreement.

Section 10.13   Survival.  The representations and warranties of the Company and the Investor contained in Articles IV and V and the covenants and conditions contained in Article VI and Article VII shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in Article VIII, Article IX and Article X of this Agreement shall survive the execution and delivery hereof and the Closing hereunder.

Section 10.14  Publicity.  In the event the Company is required by law, regulation, stock exchange rule or judicial process, based upon reasonable advice of the Company's counsel, to issue a press release or otherwise make a public statement or announcement with respect to this Agreement prior to the Closing, the Company shall consult with the Investor on the form and substance of such press release, statement or announcement.

Section 10.15  Jointly Drafted.  This Agreement shall be deemed to have been drafted by all parties hereto and, in the event of a dispute, no party hereto shall be entitled to claim that any provision hereof should be construed against any other party hereto by reason of the fact that it was drafted by one particular party hereto.

Section 10.16  Use of Pronouns.  All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

Section 10.17  Further Assurances.  From and after the date of this Agreement, upon the request of the Investor or the Company, each of the Company and the Investor shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first written.

SOVEREIGN HOLDINGS INC.

By:	/s/ Stylianos Giamanis
Name: Stylianos Giamanis
Title: Attorney-in-fact

TOP SHIPS INC.

By:	/s/ Alexandros Tsirikos
Name: Alexandros Tsirikos
Title: CFO

Exhibit A

Form of Registration Rights Agreement

Exhibit B

Form of Lock-Up Agreement

Exhibit C

Form of Draw Down Notice

Sovereign Holdings Inc.
Attention: Evangelos J. Pistiolis
1, Vassilissis Sofias Str.  & Meg.
Alexandrou Str.
151 24, Maroussi
Greece
Facsimile: +30 210 802 0364

Watson, Farley & Williams (New York) LLP
Attention: Antonios C.  Backos, Esq.
1133 Avenue of the Americas, 11th floor
New York, NY 10036
Facsimile: +1-212-922-1512
E-mail: abackos@wfw.com

[DATE]

Reference is hereby made to that certain Common Stock Purchase Agreement dated as of August 24, 2011 (the "Agreement") by and between Top Ships Inc., a Marshall Islands corporation (the "Company"), and Sovereign Holdings Inc., a Marshall Islands corporation (the "Investor").  Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement.

In accordance with and pursuant to Section 3.01 of the Agreement, the Company hereby issues this Draw Down Notice to the Investor pursuant to the terms set forth below.

Draw Down Amount: $___________.

Enclosed with this Draw Down Notice is an executed copy of the Officer's Certificate described in Section 3.01 of the Agreement, the base form of which is attached to the Agreement as Exhibit D.

Exhibit D

Officer's Certificate

I, [NAME OF OFFICER], do hereby certify to Sovereign Holdings Inc.  (the "Investor"), with respect to the common stock of Top Ships Inc.  (the "Company") issuable in connection with the Draw Down Notice, dated _______________ (the "Notice") attached hereto and delivered pursuant to Article III of the Common Stock Purchase Agreement, dated August 24, 2011 (the "Agreement"), by and between the Company and the Investor, as follows (capitalized terms used but undefined herein have the meanings given to such terms in the Agreement):

1.  I am the duly elected [OFFICER] of the Company.

2.  Each of the representations and warranties of the Company set forth in Article IV of the Agreement are true and correct in all material respects as though made on and as of the date hereof, except for representations and warranties that are expressly made as of a particular date.

3.  The Company has, in all material respects, performed, satisfied and complied with all covenants, agreements and conditions required by the Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company.

The undersigned has executed this Certificate this _____ day of _________, 20[_].

Name:

Title: